EXHIBIT 10.52

RESTRUCTURING AGREEMENT

This Restructuring Agreement (the “Agreement”) is executed to this 25th day of September, 2008, by and among AMERALIA, INC., a Utah corporation (“AmerAlia”), NATURAL SODA HOLDINGS, INC., a Colorado corporation (“Holdings”), NATURAL SODA, INC., a Colorado corporation (“Soda”), BILL H. GUNN (“Gunn”), ROBERT VAN MOURIK (“van Mourik”), SENTIENT USA  RESOURCES FUND, L.P., a Delaware limited partnership (“Sentient I”), SENTIENT USA RESOURCES FUND II, L.P., a Delaware limited partnership (“Sentient II”) and SENTIENT GLOBAL RESOURCES FUND III, L.P., a Cayman Islands limited partnership (“Sentient III”).

RECITALS

WHEREAS, AmerAlia owns (i) $4,375,000 principal amount of the Series A Debentures, plus interest accruing thereon from and after March 31, 2008, (ii) 51,000 shares of Holdings Common Stock, (iii) $12,000,000 principal amount of Series C Debentures, plus interest thereon, and (iv) 4,949 shares of Holdings Series A Preferred Stock;

WHEREAS, Holdings owns 1,242 shares of common stock, no par value per share, of Soda;

WHEREAS, Sentient I owns (i) $11,300,000 principal amount of the Series B1 Debentures, plus interest thereon, (ii) $5,750,000 principal amount of the Series A Debentures, plus interest accruing thereon from and after March 31, 2008, (iii) 1,428 shares of common stock, no par value per share, of Soda; (iv) the AmerAlia $465,000 Note, plus interest thereon, and (v) one share of Holdings Common Stock;

WHEREAS, Sentient II owns (i) 7,929,820 shares of AmerAlia Common Stock, (ii) the AmerAlia $350,000 Note, plus interest thereon, (iii) rights under the following agreements with AmerAlia: a Third Amended and Restated Guaranty Agreement, a Fourth Amended and Restated Guaranty Agreement, and an Addendum to the Third And Fourth Amended and Restated Guaranty Agreements, which are secured by a Series C Debenture Pledge Agreement concerning $9,921,583 principal amount of Series C Debentures, plus interest accruing thereon, (iv) the AmerAlia Interest Notes, plus interest thereon, and (vi) the AmerAlia Residual Note, plus interest thereon;

WHEREAS, Sentient III owns (i) the AmerAlia $300,000 Note, plus interest thereon; (ii) rights to $3,483,209 of interest payable on the Series A Debentures, plus interest thereon, and (iii) the HPD Note, plus any interest thereon; and

WHEREAS, with the consent of AmerAlia, Holdings and Soda, Sentient II and Sentient III have agreed to convey the investments described in the two preceding recitals to Sentient I in exchange for limited partnership interests in Sentient I;

WHEREAS, the parties hereto have agreed to the provisions contained herein in connection with restructuring their relationships;

NOW, THEREFORE, in consideration of the foregoing recitals, the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Definitions.  The following terms when used herein shall have the meaning set forth below:

a.             “AmerAlia” shall mean AmerAlia, Inc., a Utah corporation.

b.             “AmerAlia $465,000 Note” means the convertible Promissory Note dated May 25, 2008, from AmerAlia payable to the order of Sentient I in the principal amount of $465,000 due on September 30, 2008, plus any interest thereon.

c.             “AmerAlia $350,000 Note” means the convertible Promissory Note dated August 24, 2007, from AmerAlia payable to the order of Sentient II in the principal amount of $350,000 due on September 30, 2008, plus any interest thereon.

d.             “AmerAlia $300,000 Note” means the Promissory Note dated June 24, 2008, from AmerAlia payable to the order of Sentient III in the principal amount of $300,000 due on September 30, 2008, plus any interest thereon. Not all amounts may have been advanced as contemplated by the AmerAlia $300,000 Note.

e.             “AmerAlia Common Stock” means the $.01 par value per share common stock of AmerAlia.

f.              “AmerAlia Interest Notes” means the promissory notes from AmerAlia with an aggregate principal amount of approximately $1,966,931 as of June 30, 2008, which were originally payable to the Jacqueline Badgers Mars Trust and all of which are now owned by Sentient II as set forth in the Supplemental Disclosure Letter, plus any interest thereon.

g.             “AmerAlia Residual Note” means a Promissory Note in the principal amount of $469,628 due December 31, 2005 originally payable to the Jacqueline Badgers Mars Trust and now owned by Sentient II, plus any interest thereon.

h.             “AmerAlia Release Parties” means AmerAlia, Holdings, Soda, Bill H. Gunn, and Robert van Mourik.

i.              “AmerAlia Stock Options” means the authorized, issued and outstanding stock options of AmerAlia as set forth in the Supplemental Disclosure Letter.

j.              “Associated Parties” means and includes:  (i) the named party’s predecessors, successors, executors, administrators, heirs and estates; (ii) the named party’s past, present and future assigns, shareholders, partners, investors, direct and indirect parents, subsidiaries and affiliates, and all of their officers, directors, attorneys or legal representatives, agents and other representatives; (iii) each entity that the named party has the power to bind (by the named party’s acts or signature) or over which the named party directly or indirectly exercises control; and (iv) each entity of which the named party owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

k.             “Claims” means and includes all past, present and future disputes, claims, controversies, demands, rights, rights to appeal, liens, allegations, obligations, liabilities, actions and causes of action of every kind and nature (whether in law or equity), including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by a person providing a release whether in its individual capacity or in its capacity as a stockholder, director, officer, borrower, employee or in any other capacity; and (iii) any claim, counterclaim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

l.              “Closing” shall have the meaning set forth in Section 5.

m.            “Employee Benefit Plan” means any employee benefit plan, as defined in Section 3(3) of ERISA, which is, previously has been, or will be established or maintained by any member of a controlled group.

n.             “Environmental Laws” means all federal, state, or local laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), and other laws relating to (a) Polluting Substances or (b) the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances.

o.             “GAAP” means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question.

p.           “Governmental Body” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branc  h, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

q.             “Holdings” means Natural Soda Holdings, Inc., a Colorado corporation.

r.              “Holdings Common Stock” means the $.01 par value per share, common stock of Holdings.

s.             “Holdings Series A Preferred Stock” means the shares of Series A Preferred Stock of Holdings.

t.              “HPD Note” means a promissory note in the principal amount of $1,200,000 due December 31, 2005 from AmerAlia payable to the order of US Filter Wastewater Group, Inc., now owned by Sentient III.

u.             “Lien” means any lien, claim, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise, and including claims of a right to a security interest and encumbrances whether properly attached, perfected, or recorded.

v.             “Material Adverse Effect” means (a) a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise) individually or taken as a whole or (b) the impairment of the ability of any party to perform its obligations under this Agreement or any of other agreements to which it is a party.

w.            “Polluting Substance” means all pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, and the Hazardous Materials Transportation Act, as any of the same are hereafter amended, and in the regulations adopted and publications promulgated thereto; provided, in the event any of the foregoing Environmental Laws is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided, further, to the extent that the applicable laws of any state establish a meaning for “hazardous substance,” “hazardous waste,” “hazardous material,” “solid waste,” or “toxic substance” which is broader than that specified in any of the foregoing Environmental Laws, such broader meaning shall apply.

x.             “Released Claims” means and includes each and every Claim that (i) releasing party or any person under the direct or indirect control of the releasing party may have had in the past, may now have or may have in the future against any of the released parties or any Associated Party of the released parties, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of the release.

y.             “SEC” means the United States Securities and Exchange Commission.

z.             “Sentient I” means Sentient USA Resources Fund, L.P., a Delaware limited partnership.

aa.           “Sentient II” means Sentient USA Resources Fund II, L.P., a Delaware limited partnership.

bb.           “Sentient III” means Sentient Global Resources Fund III, L.P., a Cayman Islands limited partnership.

cc.           “Sentient Entities” means Sentient I, Sentient II and Sentient III.

dd.           “Series A Debentures” means the Secured Series A 10% Debentures Due September 30, 2005 issued by Holdings in a total principal amount of approximately $10,125,000, owned by Sentient I ($5,750,000, plus interest accruing after March 31, 2008 thereon), AmerAlia ($4,375,000, plus interest accruing after March 31, 2008 thereon), and Sentient III (interest accruing prior to March 31, 2008 on all Series A Debentures, plus any interest accruing thereon).

ee.           “Series B1 Debentures” means the Secured Subordinated Series B1 Debentures Due February 19, 2008 issued by Holdings in a total principal amount of $11,300,000, plus interest thereon, owned by Sentient I.

ff.             “Series C Debentures” means the Unsecured Subordinated Series C Debentures Due February 19, 2008 issued by Holdings in a total principal amount of $12,000,000, plus interest thereon, owned by AmerAlia.

gg.           “Soda” means Natural Soda, Inc., a Colorado corporation.

hh.           “Soda Common Stock” means the no par value per share common stock of Soda.

ii.             “Warrants” means warrants to purchase 600,000 shares of AmerAlia Common Stock.

2.           Conveyances to Sentient I. Immediately prior to Closing, Sentient II and Sentient III will contribute the following assets to Sentient I in exchange for partnership interests in Sentient I:

a.             From Sentient II. Sentient II will contribute to Sentient I:

i.	7,929,820 shares of AmerAlia Common Stock,

ii.	The AmerAlia $350,000 Note,

iii.
Rights under the following agreements with AmerAlia: a Third Amended and Restated Guaranty Agreement, a Fourth Amended and Restated Guaranty Agreement, and an Addendum to the Third And Fourth Amended and Restated Guaranty Agreements, which are secured by a Series C Debenture Pledge Agreement concerning $9,921,583 principal amount of Series C Debentures, plus interest accruing thereon,

iv.	AmerAlia Interest Notes,

v.	The AmerAlia Residual Note; and

vi.	Any rights, claims or other assets owned by Sentient II and related to AmerAlia, Holdings, Soda or their respective operations.

b.            From Sentient III. Sentient III will contribute to Sentient I:

i.	AmerAlia $300,000 Note;

ii.	Rights to $3,483,209 of interest payable on the Series A Debentures, or so much of that interest as is owned by Sentient III,

iii.	The HPD Note, and

iv.	Any rights, claims or other assets owned by Sentient III and related to AmerAlia, Holdings, Soda or their respective operations.

c.             Consent to Conveyance.  AmerAlia, Holdings and Soda each consent to the foregoing contributions and agree that from and after the effective date of each such contribution (as reflected in Sentient I’s notice to AmerAlia of the contributions) Sentient I shall be the registered owner of each asset so contributed.

3.           Purchases of AmerAlia Common Stock.

a.             Purchase of AmerAlia Common Stock.  At the Closing, Sentient I shall purchase 33,000,000 shares of AmerAlia Common Stock at a purchase price of $ 0.36 per share for a total purchase price of $11,880,000. The foregoing shall be reduced, dollar for dollar by the amount of any Series A Promissory Notes issued by AmerAlia and secured by a pledge of some Series A Debentures, that are converted into AmerAlia Common Stock.  The proceeds from this subscription shall be used in the following priority: (i) to pay the obligations described in Section 9.a.i that are not converted into AmerAlia Common Stock, (ii) to pay any amounts that must be paid as a condition of closing, (iii) as a reserve to be used to solely fund AmerAlia's share of anticipated capital calls of Holdings (in the amount of $2,880,000), (iv) as working capital reserve for AmerAlia of $1,000,000, and (v) as additional working capital for AmerAlia (including the payment of any remaining obligations under Section 9a).  Any deviation from these priorities will require the prior written consent of Sentient, which may be withheld by it in its sole discretion. Upon delivery of the purchase price to AmerAlia such shares shall be issued to Sentient I and shall be fully paid and non-assessable. In addition, at any time, and from time to time, during the thirty-six (36) months following Closing, Sentient I shall have the right to purchase up to a total of 5,500,000 additional shares of AmerAlia Common Stock at a price of $.36 per share. AmerAlia will not have the right to force Sentient to purchase all or any part of this amount.  This right is only to be exercised to resolve obligations of AmerAlia that exist at Closing and are not discharged as of Closing, and then only if the holders of such unpaid obligations pursue or, by written demand from counsel or a collector, threaten to pursue claims against AmerAlia (or its affiliates). Prior to exercising this option Sentient I will provide AmerAlia with ten days' prior written notice of its intent to exercise this right to purchase stock, if AmerAlia doesn't either pay off the obligation or enter into some other arrangement with the creditor protecting AmerAlia from claims from that creditor for at least 24 months. If exercised, the proceeds from the purchase are to be used solely to pay the obligation to the creditor named in the notice (or the holder of the obligation referenced).

b.             Exchange of Shares for Obligations. At the Closing, AmerAlia will issue shares of AmerAlia Common Stock to Sentient I and Sentient I shall deliver to AmerAlia the following, free and clear of all liens, claims and encumbrances of any person claiming rights by, through or under the Sentient Entities:

i.	The AmerAlia $465,000 Note,

ii.	The AmerAlia $350,000 Note,

iii.	The AmerAlia $300,000 Note,

iv.	The HPD Note,

v.
Rights under a Third Amended and Restated Guaranty Agreement, a Fourth Amended and Restated Guaranty Agreement, and an Addendum to the Third And Fourth Amended and Restated Guaranty Agreements, which are secured by a Series C Debenture Pledge Agreement concerning $9,921,583 principal amount of Series C Debentures, plus any accrued interest thereon,

vi.	AmerAlia Interest Notes, and

vii.	The AmerAlia Residual Note.

Upon receipt, AmerAlia will cancel each of the forgoing. In exchange for the obligations described in items i., ii, iii, and iv , Sentient will receive shares of AmerAlia Common Stock at the rate of $0.36 per share of AmerAlia Common Stock for each $1 of principal and accrued interest due on each of the obligations, provided, however that the obligation describe in item iv will valued at $1,200,000 (the price paid to HPD for that obligation), plus interest at 6% per annum from and after June 20, 2008 for the purpose of calculating the number of shares of AmerAlia Common Stock to be issued. In exchange for the rights described in items v, vi, and vii above, Sentient I will receive 5,977,800 shares of AmerAlia Common Stock.

4.             Transfers to Holdings. At the Closing, AmerAlia and Sentient I will transfer the following to Holdings, free and clear of liens, claims and encumbrances, solely in exchange for shares of Holdings Common Stock, intending to qualify such transfers under Section 351 of the Internal Revenue Code of 1986, as amended:

a.             AmerAlia. At the Closing, AmerAlia will deliver to Holdings, free and clear of all liens, claims and encumbrances:

i.	4,949 shares of Holdings Series A Preferred Stock,

ii.	All of the Series A Debentures issued to AmerAlia ($4,375,000) plus interest accruing after March 31, 2008 thereon,

iii.	All of the Series C Debentures, plus accrued interest thereon, and issued to AmerAlia,

iv.	The inter-company amounts owed by Holdings to AmerAlia will be extinguished, and

v.	Any other equity in or rights under any obligations of Holdings or Soda and issued to or owned by AmerAlia, including, but not limited to any inter-company receivables.

In exchange for the foregoing, Holdings will issue to AmerAlia, 129,000 shares of Holdings Common Stock.  Upon receipt of the Series A and C Debentures from AmerAlia, the debentures and other obligations will be cancelled and the Holdings Preferred Stock shall be retired.

b.           Sentient I. At the Closing, Sentient I shall deliver to Holdings, free and clear of all liens, claims and encumbrances of any person claiming rights by, through or under the Sentient Entities:

i.	The $5,750,000 principal amount of Series A Debentures (plus interest accruing after March 31, 2008 thereon),

ii.	The $11,300,000 principal amount of Series B1 Debentures (plus accrued interest thereon),

iii.	The 1,428 shares of Soda Common Stock,

iv.	One share of Holdings Common Stock, and

v.	Rights to $3,483,209 of interest payable on the Series A Debentures, plus any interest thereon.

In exchange for the foregoing, Holdings will issue to Sentient I, 820,000 shares of Holdings Common Stock.   Upon receipt of the foregoing from Sentient I, the Series A Debentures, Series B Debentures, Series C Debentures, and the shares of Holdings Common Stock will be cancelled.

5.             Closing. The Closing will occur on October 27, 2008, at the offices of Holland & Hart, LLP, 8390 E. Crescent Parkway, Suite 400, Greenwood Village, CO 80111, or at such other time and place as the parties may agree. At the Closing, the steps described in Section 3 and 4 will occur. All transactions occurring at the Closing will be deemed to have taken place simultaneously as part of a single transaction and no transaction will be deemed to have been completed and no document, certificate, or instrument deemed to have been delivered until all transactions have been completed and all documents, instruments, and certificates have been delivered.  The transfers that take place at Closing will be deemed to be effective as of the opening of business on the Closing

6.             Conditions. The obligations of Sentient I to close the transactions contemplated by this Agreement shall be subject to the following conditions precedent, any one or more of which may be waived by Sentient I in its unfettered discretion.

a.             Amended Articles of Incorporation of Holdings. At the Closing, the authorized capital of Holdings shall be 2,000,000 shares of common stock, $0.01 par value per share.

b.             Filings. AmerAlia shall have filed its quarterly reports for the 2008 fiscal year with the SEC.

c.             Shareholders Meeting.  Any shareholders meetings of AmerAlia, Holdings, and Soda that are required in order to effect the transactions described in this Agreement shall have been duly called and held and appropriate resolutions shall have been approved by the vote required.

d.             Due Diligence.  Sentient I shall be satisfied, in its unfettered discretion, with the results of all investigations related to AmerAlia, Holdings, and Soda, their respective businesses and assets, including, but not limited to a review of the corporate record books of AmerAlia and Holdings, accurate and complete copies of which have been delivered to Sentient.

e.             Opinion of Counsel to AmerAlia. AmerAlia shall have delivered to Sentient I the opinion of counsel to AmerAlia, Holdings and Soda reasonably acceptable to Sentient I.

f.              Payment of Taxes. All taxes, penalties and interest owed by AmerAlia and Holdings shall have been paid or will be paid by the Closing disbursements, except as disclosed in the Supplemental Disclosure Letter.

g.             Shareholder Agreement. AmerAlia, Holdings and Sentient I shall have executed and delivered a Shareholder Agreement in the form attached hereto as Exhibit 6.g.

h.             Releases.  At the Closing, AmerAlia shall deliver to Sentient I releases in a form reasonably acceptable to it and dated as of the Closing, signed by van Mourik, Gunn, AmerAlia, and Holdings in the form attached hereto as Exhibit 6.h.

i.              Payment of Royalties to BLM. All past due royalties owed to the United States Bureau of Land Management shall have been paid or will be paid by the Closing disbursements.

j.              Consent to Termination of Guarantees and Liens. All guarantees and security interests securing the Series A Debentures and Series B1 Debentures shall be terminated and released and AmerAlia will deliver the consent of all beneficiaries of the collateral documents and subordinate creditors that might be adversely affected.

k.             Lien Searches and Title Insurance.  Sentient I shall have received assurances from AmerAlia satisfactory to Sentient I that there are no liens, claims or encumbrances affecting the title to any real or personal property of AmerAlia, Holdings or Soda (except for the security interest of Wells Fargo securing a $2,500,000 facility provided to Soda).

l.              Forbearance Agreements. AmerAlia will deliver Forbearance Agreements in a form acceptable to Sentient I, signed by each of its officers and directors and their respective affiliates that or who are owed money by AmerAlia that will not be paid at closing or converted into stock of AmerAlia at or prior to Closing.

m.            Cancellation of Inter-Company Receivables and Payables. Any obligations from Soda to AmerAlia or from Holdings to AmerAlia that are not conveyed to Holdings pursuant to Section 4.a. above will be terminated effective as of Closing.

n.             Completion of Stock Purchase Transactions. AmerAlia shall have completed the sale of 1,402,200 shares of AmerAlia Common Stock to Karen O. Woolard Trust dated April 23, 1984 and Restated October 13, 1990, Karen O. Woolard, trustee, the Charles D. O’Kieffe III Trust U/A dated February 2, 1996, Charles D. O’Kieffe, trustee and Charles D. O’Kieffe III in exchange for $2,417,692 of indebtedness (plus interest) owed by such individuals or trusts to AmerAlia (which indebtedness will be terminated by AmerAlia upon receipt).

o.             SEC Reports.  No less than 5 days prior to the Closing, AmerAlia shall have delivered to Sentient I true, correct and complete copies of AmerAlia’s annual reports on Form 10-KSB for the years ended June 30, 2006 and 2007 and the quarterly report on Form 10-QSB for September 30, 2007 (collectively, the “SEC Reports”) and copies of AmerAlia’s quarterly reports on Form 10-QSB for the quarters ended on December 31, 2007 and March 31, 2008 (the “New SEC Reports”).

p.             EE Kinder Obligations.  Obligations to EE Kinder Co. that have accrued prior to the Closing shall have been satisfied by payment, conversion into AmerAlia Common Stock, or a combination of payment and conversion.

7.             Representations and Warranties of AmerAlia, Holdings, Gunn and van Mourik.  AmerAlia, Holdings, Gunn and van Mourik (except van Mourik makes no representation or warranty pursuant to subsection 7.n) represent and warrant to Sentient I, Sentient II, and Sentient III as of the date of this Agreement as follows:

a.             Corporate Existence, Authority.  AmerAlia is a corporation organized, validly existing, and in good standing under the laws of Utah. Soda is a corporation organized, validly existing, and in good standing under the laws of Colorado. Holdings is a corporation organized, validly existing, and in good standing under the laws of Colorado. Each of AmerAlia, Holdings and Soda (i) has all requisite corporate power and authority to own its assets and carry on its business as now conducted, (ii) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect, and (iii) has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement.

b.             Enforceability; No Conflict.  This Agreement constitutes the legal, valid and binding obligation of AmerAlia, Holdings, Soda van Mourik, and Gunn, enforceable against them in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will contravene, conflict with, or result in the violation of, default under, or give any person the right to declare a default or to exercise any remedy under: (A) any provision of AmerAlia’s, Holdings’ or Soda’s organizational documents, or (B) any lease, license, permit or agreement to which AmerAlia, Holdings and Soda is a party or by which it or any of its properties is subject or bound.

c.             Financial Statements and Reports.

i.
As of the date of their respective filings, none of the SEC Reports or other filed reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ii.
Each of the financial statements of AmerAlia included or incorporated by reference in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report thereon of independent certified public accounts), and present fairly the financial position and results of operations, cash flows and of changes in stockholders’ equity of AmerAlia and its consolidated subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, which taken together are not material in amount (with materiality defined as $10,000 individually or in the aggregate), and except that the unaudited interim financial statements do not contain all of the disclosures required by GAAP.

d.             Books and Records.  The books of account, minute books, stock record books, and other records of AmerAlia, Holdings and Soda, all of which have been made available to the Sentient Entities, are complete and correct. The minute books of AmerAlia, Holdings and Soda contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of AmerAlia, Holdings and Soda, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

e.             Intentionally omitted.

f.              Capitalization.  Except as set forth in subsections 7.g, h and i, there are no agreements relating to the issuance, sale, or transfer of any equity securities or other securities of AmerAlia, Holdings or Soda.

g.             Capitalization of AmerAlia. The equity capitalization of AmerAlia is:

i.
Preferred stock: $0.05 par value per share; 1,000,000 authorized; 82 issued and outstanding.  These shares have no rights except a liquidation preference of $82,000 and the right to received dividends as declared by the board of directors of AmerAlia (as of closing, no dividends have been or will have been declared by the board of directors of AmerAlia).

ii.	Common stock: $0.01 par value per share; 100,000,000 authorized; 17,298,507 shares issued and outstanding.

iii.	The AmerAlia Stock Options;

iv.	The Warrants;

v.	The AmerAlia $350,000 Note and the AmerAlia $465,000 Note; the principal and interest of which are convertible into shares of AmerAlia at $0.36 per share;

h.             Capitalization of Holdings. The equity capitalization of Holdings is:

i.	Preferred stock: $0.01 par value per share; 100,000 authorized; 4,949 issued to AmerAlia and outstanding, having a $1,000 liquidation value per share. There are no other preferences.

ii.	Common stock: $0.01 par value per share; 100,000 authorized; 51,001 shares issued and outstanding.

i.              Capitalization of Soda. The equity capitalization of Soda is:

i.	Preferred stock: no par value per share; 5,000 authorized; no shares issued and outstanding; and

ii.	Common stock: no par value per share; 5,000 authorized; 2,670 shares issued and outstanding.

j.              No Violation of Preemptive Rights.  No violation of any preemptive rights of shareholders of AmerAlia or Holdings has occurred by virtue of the transactions contemplated by this Agreement.

k.             Indebtedness.  Except as shown in the SEC Reports, there is no indebtedness, liability, or other material obligation of AmerAlia, Holdings or Soda. After the consummation of the transactions contemplated by this Agreement there will be no indebtedness of AmerAlia, Holdings or Soda except:

i.	AmerAlia: Trade creditors, debt, obligations, accrued expenses and provisions no greater in aggregate than $2,000,000 as described in the written information provided to Sentient.

ii.	Holdings: None.

l.              No Default.  AmerAlia, Holdings, and Soda are not in default under and there is no circumstance which with the giving of notice, the lapse of time, or both, would constitute a default under, any loan agreement, indenture, mortgage, security agreement, lease, franchise, permit, license or other agreement or obligation to which it is a party or by which any of its properties may be bound which default could be reasonably expected to cause a Material Adverse Effect.

m.            Authorization of Securities.  (i) The shares of Holdings Common Stock to be issued to Sentient I and AmerAlia, and (ii) the shares of AmerAlia Common Stock, to be issued to Sentient I, against payment therefore will be fully paid and non-assessable, with no liability attached to the ownership thereof, free of restrictions on transfer other than under restrictions related to applicable federal and state securities laws and as may be set forth in a Shareholders Agreement signed by Sentient I.

n.             Environmental Condition of the Property.

i.
To the knowledge of AmerAlia, Holdings, and Gunn, the location, construction, occupancy, operation and use of AmerAlia’s, Holdings’ and Soda’s properties do not violate any applicable permit, law, statute, ordinance, rule, regulation, order or determination of any governmental authority or other body exercising similar functions, or any restrictive covenant or deed or lease restriction (recorded or otherwise) affecting such properties, including, without limitation, all applicable zoning ordinances and building codes, flood disaster, occupational health and safety laws and Environmental Laws and regulations (as referred to in this Section collectively “applicable laws”) where such violation could reasonably be expected to cause a Material Adverse Effect;

ii.
To the knowledge of AmerAlia, Holdings, and Gunn, AmerAlia, Holdings, and Soda and each of their properties are not subject to any existing or threatened investigation or inquiry by any governmental authority or subject to any remedial obligations due to violations of applicable laws;

iii.
To the knowledge of AmerAlia, Holdings, and Gunn, AmerAlia, Holdings and Soda are not subject to any liability or obligation relating to (i) the environmental conditions on, under or about such properties, including, without limitation, the soil and ground water conditions at such properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Polluting Substance which could reasonably be expected to cause a Material Adverse Effect;

iv.
To AmerAlia’s, Holdings’, and Gunn’s knowledge, there is no Polluting Substance or other substance on, under or about any property owned, leased or otherwise used by AmerAlia, Holdings or Soda that may pose any material risk to safety, health or the environment and that could reasonably be expected to cause a Material Adverse Effect;

v.
To the knowledge of AmerAlia, Holdings, and Gunn, no Polluting Substances (for the purposes of this Subsection 7.n Polluting Substances shall not include sodium bicarbonate) have been disposed of or otherwise released on, onto, into, or from their properties by AmerAlia, Holdings Soda, or any third parties in violation of any permit, law, statute, ordinance, rule, regulation, order or determination of any governmental authority or other body exercising similar functions where such disposal or release could reasonably be expected to have a Material Adverse Effect and the use which AmerAlia, Holdings and/or Soda makes and intends to make of such properties does not and will not result in the disposal or other release of any Polluting Substances on, onto, into or from such properties in violation of any permit, law, statute, ordinance, rule, regulation, order or determination of any governmental authority or other body exercising similar functions where non-compliance could reasonably be expected to have a Material Adverse Effect; and

vi.
To the knowledge of AmerAlia, Holdings, and Gunn, AmerAlia, Holdings, and Soda, whichever is applicable, have been issued all required federal, state and local licenses, certificates or permits relating to, and their properties, AmerAlia, Holdings, Soda and AmerAlia’s, Holdings’ and Soda’s facilities, business, assets, leaseholds and equipment are all in compliance in all material respects with all applicable federal, state and local laws, rules and regulations relating to, air emissions, water discharge, noise emissions, solid or liquid waste disposal, Polluting Substances, or other environmental, health or safety matters where non-compliance could reasonably be expected to have a Material Adverse Effect.

o.             Litigation and Judgments.  There is no suit, action, proceeding or investigation pending or, after reasonable inquiry, to the best of his or its knowledge, threatened against or affecting AmerAlia, Holdings or Soda, that has not been disclosed in writing to the Sentient Entities or that the outcome of which could reasonably be expected to have a Material Adverse Effect.

p.             Rights in Properties; Liens.  AmerAlia, Holdings, and Soda have good and marketable title to all properties and assets reflected on their balance sheets, and as of the Closing none of such properties or assets of AmerAlia, Holdings or Soda will be subject to any Liens except for the security interest of Wells Fargo securing a $2,500,000 facility provided to Soda.  AmerAlia, Soda, and Holdings enjoy peaceful and undisturbed possession under all leases necessary for the operation of their other properties, assets, and businesses and all such leases are valid and subsisting and are in full force and effect.  There exists no default under any provision of any lease which would permit the lessor thereunder to terminate any such lease or to exercise any rights under such lease which, individually or together with all other such defaults, could have a Material Adverse Effect.  AmerAlia, Holdings, and Soda have the exclusive right to use all property necessary to their business as presently conducted, to the best of his or its knowledge, and AmerAlia’s, Holdings’ and Soda’s use of its property does not infringe on the rights of any other Person where such nonexclusively or infringement would have a Material Adverse Effect.  To the best of his or its knowledge, no other Person is infringing the rights of AmerAlia or Holdings in any of the intellectual property owned, licensed or used by it.  AmerAlia, Holdings, and Soda do not owe any royalties, honoraria or fees to any person, except royalties not yet payable to the United States Bureau of Land Management and to EE Kinder.

q.             Taxes.  Except as has been disclosed in the supplemental disclosure letter, AmerAlia, Holdings, and Soda have filed or caused to be filed all tax returns (federal, state, and local) required to be filed, including, without limitation, all income, franchise, employment, property, and sales taxes, and have paid or at closing will pay all of their tax liabilities, other than immaterial amounts and taxes that are being contested by AmerAlia, Holdings, or Soda in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established and as to which full written disclosure is contained on an Exhibit to this Agreement.  To the best of his or its knowledge, there is no pending investigation of AmerAlia, Holdings, or Soda by any taxing authority or pending but unassessed tax liability of AmerAlia, Holdings, or Soda.  AmerAlia, Holdings, and Soda have made no presently effective waiver or extension of any applicable statute of limitations or request for an extension of time to file a tax return, and AmerAlia, Holdings, or Soda is not a party to any tax-sharing agreement.

r.              ERISA.  AmerAlia, Holdings and Soda have complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA and the Internal Revenue Code, applicable to the Employee Benefit Plans it or they sponsor or maintain, and there are no existing conditions that would give rise to material liability thereunder.  With respect to any Employee Benefit Plan, AmerAlia, Holdings and Soda have made all contributions or payments to or under each Employee Benefit Plan required by law, by the terms of such Employee Benefit Plan or the terms of any contract or agreement.  No Termination Event has occurred in connection with any Pension Plan, and there are no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, with respect to any pension plan which poses a risk of causing a Lien to be created on the assets of AmerAlia, Holdings or Soda or which will result in the occurrence of a Reportable Event.  AmerAlia, Holdings or Soda have not been required to contribute to a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, since September 2, 1974.  No material liability to the Pension Benefit Guaranty Corporation has been, or is expected to be, incurred by AmerAlia, Holdings or Soda. The term “liability,” as referred to in this Section, includes any joint and several liability.  No prohibited transaction under ERISA or the Code has occurred with respect to any Employee Benefit Plan which could have a Material Adverse Effect or a material adverse effect on the condition, financial or otherwise, of an Employee Benefit Plan.

s.             Disclosure.  No representation, warranty or statement made by AmerAlia, Holdings, van Mourik or Gunn in this Agreement or in any of the documents, instruments, exhibits or Schedules attached to such agreements or delivered in connection herewith or therewith, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statements made herein or therein not misleading.  There is no fact that does, or with the passage of time, could reasonably be expected to materially and adversely affect the condition (financial or otherwise), results of operations, business, properties, or prospects of AmerAlia, Holdings, or Soda that has not been disclosed in the documents described herein and provided to the Sentient Entities.

t.              Subsidiaries. Holdings has no wholly or partially owned subsidiaries, other than Soda.  AmerAlia has no wholly or partially owned subsidiaries other than Holdings.  All the issued and outstanding shares of capital stock of AmerAlia and Holdings are duly authorized, validly issued, fully paid and nonassessable.

u.             Government Approval.  No approval or action by, and no notice to or filings with any Governmental Body or person (other than those that have been or on the Closing will be, duly obtained or made and which are, or as of the Closing will be, in full force and effect) is required for the due execution, delivery or performance by AmerAlia, Holdings or Soda.

v.             Securities Laws.  AmerAlia and Holdings have each complied with or is exempt from the registration and/or qualification requirements of all federal and state securities or blue sky laws applicable to the issuance or sale of the Common Stock contemplated by this Agreement, including any shares of AmerAlia common stock offered or issued to any creditor of AmerAlia or of Holdings. All disclosures made by or on behalf of AmerAlia to any person or entity offered or sold stock of AmerAlia were true, accurate and complete at the time of the transaction (including the offer and sale to the Sentient Entities hereunder) and did not and do not violate the provisions of Rule 10b-5 or similar provisions of any state or foreign law, rule or regulation.

w.             No Labor Disputes.  None of AmerAlia, Holdings or Soda is involved in any labor dispute.  None of AmerAlia, Holdings, or Soda is a party to any collective bargaining agreement, and there are no strikes or walkouts or union organization of any of AmerAlia’s, Holdings’ or Soda’s employees threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement.

x.             Brokers.  None of AmerAlia, Holdings, or Soda nor any of its directors or shareholders has dealt with any broker, finder, commission agent or other Person in connection with the transactions referenced in or contemplated by this Agreement, nor is AmerAlia, Holdings, Soda, or any of their directors or shareholders under any obligation to pay any broker’s fee or commission in connection with such transactions.

y.             Insurance.  The amount and types of insurance carried by AmerAlia, Holdings and Soda, and the terms and conditions thereof, are substantially similar to the coverage maintained by companies in the same or similar business as AmerAlia, Holdings and Soda and similarly situated companies.

z.              Long Term Agreements.  Except as described in AmerAlia’s Supplemental Disclosure Letter, neither AmerAlia nor Holdings is subject to any long term agreements not terminable by it on less than ninety (90) days prior written notice without a monetary penalty.

aa.           Royalties. Except for royalties payable to (i) the United States of America, and (ii) EE Kinder, none of the interests in real property owned by AmerAlia, Holdings, or Soda is subject to any minimum royalty, advance royalty, production royalty, net smelter return obligation, net profit payment or any similar arrangement.

bb.           No Material Adverse Change.  Since June 30, 2007, there has not been any event, change or circumstance applicable to AmerAlia, Holdings or Soda that could reasonably be expected to have a Materially Adverse Effect on either of them or on all of them taken as a whole.

8.           Representations of Sentient I.  Sentient I represents and warrants to Holdings and AmerAlia that:

a.             The AmerAlia Common Stock and the Holdings Common Stock are being acquired for investment purposes only and not with a view toward the resale or distribution thereof. Such shares may only be sold or transferred by Sentient I if such sale or transfer is registered or exempt from registration under the Securities Act of 1933, as amended and any similar provisions of state law. Such exemption must be established to the reasonable satisfaction of the issuer of the shares. Notwithstanding the foregoing, AmerAlia and Holdings each consent to the transfer of its common stock from Sentient I to Sentient II and/or Sentient III (and their owners and the investors in the owners of any of the Sentient Entities) at any time following the Closing.

b.             Sentient I is a limited partnership organized, validly existing, and in good standing under the laws of Delaware.  Sentient I has all requisite limited partnership power and authority to own its assets and carry on its business as now conducted, and has the limited partnership power and authority to execute, deliver, and perform its obligations under this Agreement.

c.             This Agreement constitutes the legal, valid and binding obligation of Sentient I, enforceable against it in accordance with its terms. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will contravene, conflict with, or result in the violation of, default under, or give any person the right to declare a default or to exercise any remedy under any provision of Sentient I’s organizational documents.

9.           Covenants.

a.             Solicitation of Creditors. Commencing within ten (10) days after the date of this Agreement and ending within twenty (20) days, after the date of this Agreement, AmerAlia will use commercially reasonable efforts to cause: (i) the holders of any obligations secured by a pledge or security interest in any equity or debt issued by Holdings, (ii) any officer or director or any affiliate of any officer or director of AmerAlia, Holdings or Soda holding any secured or unsecured claim against AmerAlia, Holdings, or Soda, (iii) the holders of shares of AmerAlia preferred stock, (iv) EE Kinder Co., and (v) any other creditors of AmerAlia or Holdings, to convert such obligations into shares of common stock of AmerAlia at $.36 per share. In doing so, AmerAlia will prepare and use a written disclosure document that materially complies with the disclosure requirements of federal and applicable state securities laws. Any obligations described in clauses (i) and (iv) not so converted shall be paid off with the proceeds of the subscription described in Section 3.a.

b.             Intentionally omitted.

c.             Directors and Officers.  The Holdings board of directors will consist of five (5) directors, initially Peter Cassidy, Stephen Dunn, Johanna Druez, Brad Bunnett, and Bill H. Gunn will be elected to serve as directors.

d.             AmerAlia Shareholder Meeting.  AmerAlia will use commercially reasonable efforts to hold a shareholders meeting on or before December 1, 2008 and to propose for approval by its shareholders:

i.	that its Articles of Incorporation be amended to increase the number of shares of AmerAlia Common Stock to 350,000,000;

ii.
That the provisions of section 2.3 of the Shareholders Agreement (in the form attached hereto as Exhibit 6.g, including any changes to that form that are approved by the parties thereto) be approved and ratified by the shareholders; and

iii.
That Peter Cassidy, and up to three additional persons named by Sentient I be elected as directors of AmerAlia (the “Sentient Nominee(s)”). Sentient I shall provide the Secretary of AmerAlia within 10 days after AmerAlia notifies Sentient I that AmerAlia is preparing its proxy statement with (i) the required background information required under Regulation 14A of the Securities Exchange Act of 1934 or the rules of any security exchange that the AmerAlia Common Stock is then listed, and (ii) such other information regarding such individual and their affiliations and background as AmerAlia may reasonably request. Each Sentient Nominee shall be an individual that shall have such business or technical experience, stature and character as is commensurate with service on the board of directors of a public company and that shall be reasonably acceptable to AmerAlia, it being agreed that Peter Cassidy is an acceptable nominee.  It is understood that any individual will be required to make disclosure under Item 401(f) of Regulation S-K in connection with AmerAlia’s proxy statement under Regulation 14A of the Securities Exchange Act of 1934, and any individual that refuses shall not be an acceptable nominee. Sentient I shall not designate any individual as a Sentient Nominee if such individual is then an officer, director, employee, consultant or stockholder (then holding more than 1% percent of any company’s issued and outstanding capital stock or other equity interests) of any business that is a competitor of AmerAlia.

e.              Insurance.  AmerAlia will use commercially reasonable efforts to obtain errors and omissions coverage for its directors.

f.              Efforts to Close. Each of AmerAlia and Sentient I will use commercially reasonable efforts to consummate the transactions contemplated by this Agreement including, without limitation, commercially reasonable efforts to remove all conditions precedent to the other party’s obligation to close.

g.             Certificate.  At the Closing, AmerAlia, Holdings, van Mourik and Gunn shall deliver to the Sentient Entities a certificate certifying the following:

i.	the representations and warranties each of them made in this Agreement and in the Supplemental Disclosure Letter remain true, accurate and complete in all material respects at and as of the Closing.

ii.	all reports required to be filed with the SEC for AmerAlia’s 2008 Fiscal Year and the 2009 Fiscal Year up to the date of Closing have been filed with the SEC;

iii.
as of the date of their respective filings, none of the New SEC Reports or other filed reports (including, but not limited to the annual report for 2008 on form 10-KSB) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

iv.
Each of the financial statements of AmerAlia included or incorporated by reference in the New SEC Reports was prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report thereon of independent certified public accounts), and present fairly the financial position and results of operations, cash flows and of changes in stockholders’ equity of AmerAlia and its consolidated subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, which taken together are not material in amount (with materiality defined as $10,000 individually or in the aggregate), and except that the unaudited interim financial statements do not contain all of the disclosures required by GAAP;

v.
Since March 31, 2008, there has been no change in any of the significant accounting (including tax accounting) policies, practices, or procedures of AmerAlia or any of its consolidated subsidiaries except as disclosed in the New SEC Reports; and

vi.
Neither Soda nor Holdings has any outstanding options, warrants or any other contractual right to acquire (whether by purchase, exchange or any other method) any shares of any class of capital stock and AmerAlia does not have any outstanding options, warrants or any other contractual right to acquire (whether by purchase, exchange or any other method) any shares of any class of capital stock except for the AmerAlia Stock Options.

vii.	All of the books and records of AmerAlia, Holdings and Soda are in the possession or control of the AmerAlia, Holdings and Soda.

h.             Waiver of Claims.  Van Mourik and Gunn are and will be making representations and warranties to the Sentient Entities in connection with the transactions described in this Agreement. To the extent that either or both of them incurs any liability with respect to any such representation or warranty, van Mourik and Gunn each waive and release any Claims to contribution, reimbursement, indemnification (whether contractual, statutory, pursuant to bylaw, or otherwise), subrogation or otherwise from AmerAlia, Holdings, and Soda, regardless of whether any asserted right now exists or is created in the future unless the instrument creating any such right specifically mentions this waiver and release.

i.              Termination of Securityholder Agreement. Effective as of the Closing, the ongoing obligations under the Securityholder Agreement dated March 19, 2004 shall be terminated.

10.           Release; Limitation of Liability.

a.             Effective as of the date of this Agreement, the AmerAlia Release Parties for themselves and each person under AmerAlia Release Parties’ direct or indirect control, hereby generally, irrevocably, unconditionally and completely release and forever discharge each of the Sentient Entities and each of the Sentient Entities’ Associated Parties from, and the AmerAlia Release Parties for themselves and each person under AmerAlia Release Parties’ direct or indirect control, hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims.

b.             In addition, the parties have agreed to limit van Mourik’s and Gunn’s personal liability resulting from any representation or warranty made by either in their personal capacity under Section 7, or the closing certificate described in Section 9.g to the extent such certificate updates such representations and warranties, to claims for which Sentient I delivers a written notice to the party against whom such liability is asserted on or before the second anniversary of the Closing. Any personal liability resulting from any representation or warranty made in his personal capacity under Section 7 or the closing certificate described in Section 9.g to the extent such certificate updates such representations and warranties, shall be limited to $500,000 for each of van Mourik and Gunn. The limitations set forth in this Section 10.b. shall only apply to the representations made by van Mourik and Gunn in their personal capacities that are contained in Section 7 or the closing certificate described in Section 9.g to the extent such certificate updates such representations and warranties.

11.	TERMINATION OF AGREEMENT

a.             Termination by Lapse of Time.  Either Sentient I or AmerAlia shall have the right (but not the obligation) to terminate this Agreement if the Closing Date has not occurred ninety (90) days from the date hereof (the “Outside Date”); provided that, such termination right shall not be available to any party whose breach of a representation, warranty, covenant or agreement, or failure to satisfy a condition precedent under this Agreement caused the failure of the Closing to occur by the Outside Date.  The Outside Date may be extended only by the written agreement of Sentient I and AmerAlia.

b.             Termination for Failure to Cure.  In the event that either party fails to cure a breach of such party’s obligations or duties under this Agreement for a period of more than fifteen (15) days, the non-breaching party shall have the right (but not the obligation) to terminate this Agreement.

c.             Any termination of this Agreement shall not affect the release described in Section 10.a, nor shall it affect any rights or remedies resulting from the breach of any agreement contained herein.

12.           Miscellaneous.

a.             Currency. All amounts are in US dollars unless otherwise indicated.

b.             Remedies.  Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law, which rights may be exercised cumulatively and not alternatively.

c.             Course of Dealing Not an Amendment.  No course of dealing between any two or more of the parties or any delay in exercising any rights will operate as a waiver of any rights of the Sentient Entities.

d.             Survival of Representations and Warranties.  All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement for a period of three (3) years after the Closing.  Any due diligence investigation by the Sentient Entities shall not limit the representations and warranties given by AmerAlia, Holdings, van Mourik or Gunn.

e.             Successors and Assigns.  Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

f.             Severability.  Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

g.             Counterparts.  This Agreement may be executed in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts when taken together shall constitute one and the same Agreement.

h.             Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

i.              Notices.  Except as otherwise expressly provided herein, all communications provided for hereunder shall be in writing and delivered by Federal Express or other overnight international commercial courier service, (a) if to the Sentient Entities, addressed to the respective Sentient Entity at the address specified below, or to such other address as such Sentient Entity may in writing designate, or (b) if to Holdings, AmerAlia, or Soda, addressed to the address set forth below or to such other address as any of them in writing may designate.  Notices shall be deemed to have been validly served, given or delivered (and “the date” of such notice or words of similar effect shall mean the date) one day after deposit with Federal Express or other overnight international commercial courier service, with all charges for next business day delivery prepaid, or upon actual receipt thereof (whether by noncertified mail, telecopy, telegram, facsimile, or otherwise), whichever is earlier.

If to Holdings, AmerAlia	c/o AmerAlia, Inc.
or Soda:	Attn: Chairman
9233 Park Meadows Dr., Suite 431
Lone Tree, CO 80124
Tel: 720-876-2373
Fax: 720-876-2374

With a Copy to:	Robert van Mourik
PO Box 880
Toowong QLD 4066
Australia
Tel: +617-3870-8041
Fax: +617-3870-5887

Holland & Hart, LLP
8390 E. Crescent Parkway
Suite 400
Greenwood Village, CO 80111
Attn: Michael Weiner, Esq.
Tel: 303-290-1638
Fax: 303-672-6511

If to the Sentient Entities	Sentient USA Resources Fund, L.P.
(or either of them):	Sentient USA Resources Fund II, L.P.
Third Floor, Harbour Centre
PO Box 10795APO
George Town, Grand Cayman
Cayman Islands
Attn: Susanne Sesselmann
Tel: (345) 946 0933
Fax: (345) 946 0921

With a copy (which does not constitute notice) to:
Sentient USA Resources Fund, L.P.
Sentient USA Resources Fund II, L.P.
Suite 2401, Level 24, Australia Square Tower
264George Street, Sydney NSW 2000, Australia
Attn: Peter Cassidy, Director
Tel: (612) 8243-2904
Fax: (612) 8243-2990

Quinn & Brooks LLP
9800 Mt. Pyramid Court, Suite 400
Englewood, CO 80112
Attn: Gregory A. Smith, Esq.
Tel: (303) 298-8443
Fax: (720) 294-8374

j.             Governing Law.  The validity, meaning and effect of this Agreement shall be determined in accordance with the laws of Colorado applicable to contracts made and to be performed entirely in Colorado as if by and between Colorado residents.  Venue for any dispute arising under this Agreement will be in Arapahoe County, Colorado.

k.             Schedules and Exhibits.  All schedules and exhibits are an integral part of this Agreement.

l.              Litigation Costs.  If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties therein shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

m.            Final Agreement.  This Agreement and the exhibits and schedules attached hereto constitute the only agreement of the parties concerning the matters herein, and supersedes, merges and renders void all prior written/oral, and/or contemporaneous discussions, agreements and understandings related thereto. The parties acknowledge that there have been discussions about converting all of the Sentient Entities’ ownership in Holdings into shares of AmerAlia Common Stock. The parties agree that there is no obligation or agreement to accomplish that conversion.

n.             Representation by Counsel.  AmerAlia, Holdings and Soda have been represented by Holland and Hart, LLP in connection with the negotiation, execution and delivery of this Agreement. The Sentient entities have been represented by Quinn & Brooks, LLP in connection with the negotiation, execution and delivery of this Agreement.

o.             Public Disclosure.  Except as may be required to comply with applicable law, no party shall make or cause to be made any press release or similar public announcement.  The parties acknowledge that AmerAlia and the Sentient Entities must make appropriate announcements and filings to comply with obligations under the Securities Exchange Act.  Each party agrees that it will provide the other with a copy of any proposed announcement or filing relating to the subject matter of this Agreement prior to the planned release or filing of such announcement, and that the releasing or filing party agrees to endeavor to conform the announcement to the other’s reasonable comments, provided that the announcing or filing party can do so and still provide the information to the public that, in filing or announcing party’s reasonable opinion, is required by law or regulation. Notwithstanding the foregoing, the party not making the filing or announcement shall not assume any responsibility for the announcement or filing by providing or not providing any comments.

p.             Dispute Resolution.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Douglas County, Colorado, before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrator shall, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the arbitration clause set forth above. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date set forth in the introductory paragraph.

AMERALIA, INC		NATURAL SODA HOLDINGS, INC.

By:	/s/ Bill H. Gunn	By:	/s/ Bill H. Gunn
Name:	Bill H. Gunn	Name:	Bill H. Gunn
Title:	President	Title:	President

NATURAL SODA, INC.

By:	/s/ Bill H. Gunn
Name:	Bill H. Gunn
Title:	President

VAN MOURIK		GUNN

	/s/ Robert van Mourik		/s/ Bill H. Gunn
	Robert van Mourik, individually		Bill H. Gunn, individually

SENTIENT USA RESOURCES FUND, L.P.		SENTIENT USA RESOURCES FUND II, L.P.
By:	Sentient Executive MLP 1, Limited, General Partner	By:	Sentient Executive MLP 1, Limited, General Partner

By:	/s/ Peter Cassidy	By:	/s/ Peter Cassidy
Name:	Peter James Cassidy	Name:	Peter James Cassidy
Title:	Director	Title:	Director

SENTIENT GLOBAL RESOURCES FUND III, LP
By:	Sentient GP III, L.P., General Partner
By: Sentient Executive GP III,
Limited, General Partner

By:	/s/ Peter Cassidy
Name:	Peter James Cassidy
Title:	Director

Exhibit 6.g	Form of Shareholders Agreement

Exhibit 6.h	Form of Release

Exhibit 6.g

SHAREHOLDERS AGREEMENT

This Agreement is made and entered into to be effective as of the _____ day of   , 2008 by and between Natural Soda Holdings, Inc., a Colorado corporation (“Holdings”), AmerAlia, Inc., a Utah corporation (AmerAlia”), Sentient USA Resources Fund, L.P., a Delaware limited partnership (“Sentient”), and any persons who hereafter own shares of Holdings which are subject to this Agreement, all of whom shall be referred to collectively as the “Shareholders” and individually as a “Shareholder.”

R E C I T A L S

WHEREAS, the Shareholders are the owners of all the issued and outstanding shares of capital stock of Holdings with each Shareholder (as of the date set forth in the introductory paragraph of this Agreement), owning the number and percentage shown below:

Shareholder	Number of Shares Owned	Percentage of Total Shares Owned

AmerAlia	180,000	18%

Sentient	820,000	82%

	1,000,000	100%

WHEREAS, the Shareholders believe it to be in their best interests and in the best interests of Holdings to document their arrangements and understandings with respect to the disposition of shares of Holdings, now owned or hereafter acquired by the Shareholders (collectively referred to as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

ARTICLE 1
Restriction on Transfer of Shares By AmerAlia

1.1            Restriction on Transfer .  A Shareholder shall not transfer any right, title or interest in all or any part of its Shares, whether now owned or hereafter acquired, except in compliance with the terms, covenants, and conditions of this Agreement.  For purposes of this Agreement, the term “transfer” shall include any sale, assignment, transfer, pledge, conveyance, encumbrance, gift, hypothecation or any other disposition of any Share or Shares of Holdings.

1.2            Certificates.  The certificates representing shares that are issued and outstanding as of the date of this Agreement shall be surrendered to Holdings for the purpose of endorsing, and any certificates representing shares newly issued by Holdings shall be endorsed, with a legend as follows:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

In addition, the shares represented by this certificate are transferable only upon compliance with the provisions of a Shareholder Agreement dated  , 2008, a copy of which is on file with the Secretary of Holdings.

After endorsement, the certificates shall be returned or delivered to the registered owner, which shall be entitled to exercise all rights of ownership therein, except as limited by this Agreement.  All certificates issued after the date of this Agreement, which represent Shares subject to this Agreement (including any shares that are permitted to be transferred after compliance with the terms of this Agreement), shall be endorsed as set forth above.

1.3            Capital Adjustments.  In the event that during the term of this Agreement any share dividend or other distribution is made with respect to all or any of the Shares (payable in securities of Holdings), or any reclassification, readjustment, split, reverse split or other change is declared or made in the capital structure of Holdings, all new, substitute or additional shares or other securities issued by reason of such change shall be held by the registered owner and any permitted successor or assign of the registered owner under and restricted by the terms of this Agreement and certificates representing such shares shall bear the foregoing legend.

ARTICLE 2
Transfers

2.1            Right of First Refusal.  Upon receipt by AmerAlia (including any successor or assign of AmerAlia) of a bona fide offer for the purchase of any or all its Shares of Holdings which such Shareholder desires to accept, AmerAlia (including any successor or assign of AmerAlia) (“Offering Shareholder”) shall offer to sell such Shares (the “Offered Shares”) to Holdings and Sentient, as follows:

2.1.1         Notice.  The Offering Shareholder shall deliver a written notice to Holdings and Sentient (the “Notice”).  The Notice shall state that the Offering Shareholder offers to sell the Offered Shares to Holdings and/or Sentient for the same price and upon the same terms and conditions offered by the bona fide prospective purchaser. Such prospective purchaser’s offer shall include a cash earnest money deposit of at least 10% of the proposed purchase price to be held in trust by Holdings pursuant to the terms of this Section. The earnest money deposit must be delivered to the Treasurer of Holdings contemporaneous with the transmission of the Notice to Sentient. Included in the Notice shall be a statement of the Offering Shareholder’s agreement to transfer to the prospective purchaser if the Notice is not accepted, the name and address of the prospective transferee, the number of Shares involved in the proposed transfer, and the price, terms and conditions of the proposed transfer.  The Offering Shareholder shall transmit the Notice to the Secretary of Holdings and Sentient by certified mail or personal delivery, furnishing a copy of the aforesaid written offer to purchase from the prospective purchaser together with proof the earnest money deposit has been made.  If the proposed purchase is to be on terms other than cash and/or deferred payments, and the parties cannot agree on a “cash equivalent” value, the certified public accountant of Holdings will determine the “cash equivalent” value of the offer, which determination shall be controlling for the purposes of this Agreement.

2.1.2         Exercise of Right of First Refusal.  Within twenty (20) days after the Secretary of Holdings receives the Notice together with the cash deposit, Holdings may elect to purchase all or part of the Offered Shares by delivering to the Shareholders a written notice of its election to purchase all or part of the Offered Shares.  If Holdings does not purchase all or part of the Offered Shares, within thirty (30) days thereafter (50 days after receipt by the Secretary of Holdings of the Notice), Sentient may elect to purchase the remaining Offered Shares by providing the Offering Shareholder a written notice of its election to purchase.  Neither Holdings nor Sentient exercising the right of first refusal shall be bound to perform any non-monetary terms contained in the prospective purchaser’s offer which cannot reasonably be performed by it.

2.1.3         Closing.  Closing of the sale of any Shares for the prices and under the terms and conditions described in this Section shall be held in the principal office of Holdings at 10:00 A.M., Mountain Time on the later of the closing date described in the bona fide offer, or the date following receipt by Holdings of the Notice by sixty (60) days.

2.1.4         Sale to Third Party.  If neither Sentient nor Holdings exercises its right of first refusal within the prescribed time, the Offering Shareholder shall make a bona fide transfer in strict accordance with the terms and conditions stated in the Notice; and the person acquiring such Shares shall be a “Shareholder” subject to all the terms and covenants of this Agreement.  In such case, the Offering Shareholder shall not be obligated to transfer any of the Offered Shares to Holdings or any of the Shareholders, since their right to purchase is dependent upon the Offering Shareholder receiving notice of intent to purchase all of the Offered Shares.  However, if the Offering Shareholder shall fail to make such transfer within thirty (30) days following the expiration of the time period given to Holdings and Sentient to exercise their respective rights of first refusal, the Offering Shareholder shall repeat the procedure in the foregoing paragraphs before transferring any Shares in Holdings.

2.2            Optional Right to Purchase Shares by Corporation.  Holdings may purchase all Shares of AmerAlia (also herein referred to as the “Sale Shares”) for the Purchase Price (established pursuant to Section 2.5) and under the terms and conditions set forth in this Section if:

2.2.1         Unauthorized Transfer.  AmerAlia (including any successor or assign of AmerAlia) transfers or attempts to transfer any of his, her or its shares without compliance with the terms of this Agreement, after ten (10) days’ written notice of such noncompliance is given by Holdings or AmerAlia (including any successor or assign of AmerAlia) and such noncompliance is not remedied within such ten (10) day period;

2.2.2         Levy or Execution.  Any levy or execution is made on any Shares of AmerAlia (including any successor or assign of AmerAlia),

2.2.3         Bankruptcy.  AmerAlia (including any successor or assign of AmerAlia) makes an assignment for the benefit of creditors, files for protection from creditors pursuant to the United States Bankruptcy Code or any similar state or federal law, or fails to obtain the discharge of any involuntary filing under any bankruptcy or similar law within 30 days after such filing; or

2.2.4         Breach of Contract. AmerAlia (including any successor or assign of AmerAlia) materially breaches any written agreement among Shareholders, including but not limited to this Agreement, and fails to remedy such breach within the remedy period provided by such agreement.  Holdings may exercise its right to purchase Sale Shares under this Section by delivery to AmerAlia (including any successor or assign of AmerAlia), and any other appropriate party, of a notice of election to purchase within thirty (30) days after it first is entitled to exercise its rights under this Section, and Holdings shall become obligated to purchase such Shares upon delivery of the notice of election.  The purchase price and other terms of the sale shall be established by the provisions of Section 2.5 of this Agreement.

2.3            Drag-Along Right.  Subject to the receipt of any required approval by the shareholders of AmerAlia, Inc., if Sentient receives an offer to purchase all of its shares and it elects to accept the offer as to all of its Shares, then Sentient have the right to require AmerAlia and any successor or assign of AmerAlia (a “Dragged Seller”) sell all of its Shares on the same terms and conditions (on a per share basis) as the third party is purchasing the shares of Sentient.

2.4            Tag-Along Right.  If Sentient desire to sell or otherwise dispose of all of its Shares pursuant to an offer from a third party, then Sentient shall provide AmerAlia with a notice of the proposed sale, describing in detail the terms and conditions of the proposed sale.  AmerAlia shall have the right, exercisable for a period of fifteen (15) days after receipt of the notice of proposed sale, to require the third party purchaser to purchase all of the Shares owned by AmerAlia on the same terms and conditions as the Shares being purchased from Sentient. If the third party purchaser refuses to purchase all of the Shares of AmerAlia on the same terms and conditions, then Sentient may not sell any of its shares to such purchaser. If AmerAlia fails to exercise the rights described in this Section within fifteen days after receipt of the notice from Sentient, then Sentient may transfer its Shares to the purchaser on the same terms and conditions as set forth in the notice of proposed sale and the Tag-Along rights described in this section shall terminate and shall no longer be enforceable. If the shareholders of AmerAlia have not approved of the Drag-Along rights described in Section 2.3 on or before December 31, 2008, then this Tag-Along right shall terminate and shall not be enforceable.

2.5            Valuation.  The purchase price of any Share sold pursuant to this Agreement, except as provided with respect to the right of first refusal or drag along rights shall be determined in the following manner:

2.5.1         By Agreement.  The fair market value of the Shares will be that price that is mutually agreed upon by the seller and the purchaser. If seller and the purchaser are unable to agree mutually on the fair market value of the Shares within ten (10) days from the date of the deemed offer, the fair market value of the Shares will be determined by one (1) or more Qualified Appraisers, selected under the procedures in this Section.

2.5.2         By Appraisal.  If the fair market value of the Shares is to be determined by Qualified Appraisers, the seller and purchaser will each have the opportunity to appoint, at his, her, or its own expense, a Qualified Appraiser, within five (5) days following the expiration of the ten (10)-day period within which the Seller and purchaser could not mutually agree on the fair market value. If either party shall fail to appoint a Qualified Appraiser within this five (5)-day period, the other Qualified Appraiser shall unilaterally establish the fair market value of the Shares by a written opinion.  If both parties appoint Qualified Appraisers within this five (5)-day period, these two (2) Qualified Appraisers shall establish the fair market value of the Shares in a single written opinion agreed to by both of them.  If these two (2) Qualified Appraisers cannot agree on the fair market value of the Shares within ten (10) days of the appointment of the latter of them, these two (2) appointed Qualified Appraisers shall together appoint a third Qualified Appraiser whose sole written opinion shall establish the fair market value of the Shares.  Any action to be taken by Holdings under this section shall be taken by Holdings’ Board of Directors, except that the Seller shall not vote, either as a director or Stockholder, and either directly or through an agent or subordinate, with respect to such actions. The fees and reimbursed expenses charged by the Qualified Appraisers in the valuation under this section shall be borne solely equally by the purchaser and seller. Holdings will provide such data as any Qualified Appraiser deems necessary or useful to make such determination of the fair market value of the Shares. The parties agree that the Shares owned by AmerAlia (or any of its successors or assigns) shall be subject to any minority interest discount as may be deemed appropriate by the Appraiser.

2.5.3         Definition of a Qualified Appraiser.  A “Qualified Appraiser” is a professional appraiser or independent certified public accountant who is qualified by experience and ability to appraise the Shares. The appointment of a Qualified Appraiser shall be made by a written instrument delivered to each of the other parties to the purchase and Holdings.

2.6            Closing.  Except as expressly provided to the contrary herein, a closing of the purchase and sale of any Shares subject to transfer pursuant to the provisions of this Article shall be held within thirty (30) days after notice of exercise has been given (the “Closing”).  If the parties cannot mutually agree on a Closing date, time and place, the Closing shall be held on the thirtieth (30th) day following notice of exercise or on the next business day that is not a bank holiday in Denver, Colorado immediately following the thirtieth (30th) day.  Absent an agreement to the contrary, the Closing shall occur at 10:00 o’clock A.M., Mountain Time, at the principal offices of Holdings.

2.7            Payment Provisions.  The purchase price under this Agreement shall be paid in cash, except as may otherwise be provided in the provisions of the offer subject to the right of first refusal.

2.8            Cooperation.  If Holdings does not have sufficient surplus or other authority to permit it to lawfully purchase all of the Shares it has the right to purchase pursuant to this Article, all the Shareholders hereby agree to promptly take such measures to vote their respective Shares to reduce the capital of Holdings or to take such other steps as may be appropriate or necessary to enable Holdings to purchase and pay for all of the Shares to be purchased.  If Holdings shall, nevertheless, be unable to or refuse to purchase all of the Shares it has agreed to purchase, then, with respect to the Shares which Holdings shall be unable to or shall refuse to purchase, the remaining Shareholder(s) may purchase such Shares ratably in accordance with their then respective holdings in Holdings in accordance with the provisions of this Article as though such Shareholders were named instead of Holdings.

2.9            Duty to Sell.  In the event either Holdings or a Shareholder becomes obligated to purchase shares pursuant to this Agreement, AmerAlia (including any successor or assign of AmerAlia), or any heir, assign, transferee, successor-in-interest, trustee or personal representative of AmerAlia (including any successor or assign of AmerAlia), shall sell the Shares for the purchase price under the terms and conditions set forth in this Agreement.

ARTICLE 3
Other Terms

3.1            Additional Funding Requirements.  The Shareholders have discussed the potential capital requirements of Holdings and its wholly owned subsidiary, Natural Soda, Inc. If the Board of Directors of Holdings determines that additional capital is appropriate for Holdings (including capital needed to fund its subsidiary, Natural Soda, Inc.), each of the Shareholders shall have the right for a period of no less than thirty days to contribute its pro rata share of any additional such additional capital.  AmerAlia agrees that Sentient shall have no obligations to make any capital contributions to AmerAlia, whether to fund such capital needs or otherwise. If AmerAlia is unable to or elects not to timely fund its pro rata share of any such additional capital, Sentient may fund more than its pro rata share with the result being that AmerAlia’s percentage interest in Holdings will be reduced as a result. AmerAlia for itself and its shareholders waives any claims against Sentient (including any of its successors and assigns) resulting from (i) any inability of AmerAlia to raise additional capital or to be able to make any contributions to the capital of Holdings, or (ii) any contributions to Holdings made by Sentient which result in a reduction in AmerAlia’s percentage ownership of Holdings because AmerAlia was unable to or elects not to make its pro rata share of the contribution within thirty days after receiving the notice described above.

ARTICLE 4
Termination of Agreement

4.1            Termination of Agreement.  This Agreement shall terminate upon the occurrence of any of the following events:

4.1.1         By Agreement.  By written agreement to terminate this Agreement signed by all the Shareholders of Holdings;

4.1.2         Ownership by a Sole Shareholder.  If any one shareholder acquires all of the shares of capital stock of Holdings;  or

4.1.3         Liquidation or Dissolution.  The liquidation or dissolution of Holdings.

ARTICLE 5
Miscellaneous

5.1            Notices.  Any and all offers, notices, designations, consents, acceptances, or other communications provided for in this Agreement (collectively the “Notices”), shall be given in writing by registered or certified mail.  Notices to Holdings shall be addressed to the Secretary of Holdings at its principal business office, with a copy to the other shareholders.  Notices to any Shareholder shall be addressed to his, her or its address appearing on the books of Holdings.  Each such notice shall be deemed given and delivered at the time it is personally delivered or properly addressed and mailed with sufficient postage prepaid in any post office or branch post office regularly maintained by the United States Government.  If not provided in accordance with the provisions of this Section, a notice shall be ineffective for all purposes under this Agreement, even if actually received.

5.2            Execution of Documents.  Each Shareholder hereby agrees for himself, herself or itself, and his, her or its successors and assigns, to execute and deliver any and all documents or legal instruments which may be necessary or proper to carry out the provisions of this Agreement.

5.3            Damages.  The Shareholders hereby declare that it is impossible to measure in money the damages which will accrue to any Shareholder by reason of Holdings’ or any Shareholder’s failure to perform any of the obligations under this Agreement.  Therefore, if any Shareholder shall institute any action or proceeding to enforce the provisions herein, any person (including Holdings) against whom such action or proceeding is brought hereby waives the claim or defense therein that such Shareholder has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.  Each of the parties hereto expressly agrees that the equitable remedy of specific performance is the appropriate remedy in addition to any monetary damages or other remedies that may be awarded.

5.4            Invalidity.  The invalidity or inability to enforce of any provision or provisions of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed in all respects as if any invalid or unenforceable provisions were omitted.

5.5            Amendment of Agreement.  No change, termination, or modification of this Agreement shall be valid unless the same be in writing and executed by all the parties hereto.

5.6            Parties Bound by Agreement.  This Agreement shall be binding upon Holdings and the Shareholders and their respective heirs, personal representatives, successors and assigns.  This Agreement shall be construed in accordance with Colorado law.

5.7            Execution.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

5.8            Integration.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous discussions, negotiations and agreements, whether written or oral.

5.9            Attorneys’ Fees and Costs.  In the event of any litigation to enforce any provision of this Agreement, the prevailing party shall be entitled to recovery attorneys’ fees and costs incurred in such litigation in addition to any other damages awarded or other determinations made.

5.10          Independent Covenants.  Each of the agreements or covenants contained in this Agreement shall be deemed to be independent of each of the others and to be supported by good and adequate consideration.

5.11          Time of the Essence.  Time shall be of the essence in performing the obligations contained in this Agreement.

5.12          Dispute Resolution.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Douglas County, Colorado, before three arbitrators. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrator shall, in the Award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

The parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation, and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration pursuant to the arbitration clause set forth above. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or 45 days after the date of filing the written request for mediation, whichever occurs first. The mediation may continue after the commencement of arbitration if the parties so desire. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The provisions of this Clause may be enforced by any Court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the party against whom enforcement is ordered.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date set forth in the initial paragraph hereof, notwithstanding the actual date of execution.

NATURAL SODA HOLDINGS, INC.		AMERALIA, INC.

By:		By:
Name:		Name:
Title:		Title:

SENTIENT USA RESOURCES FUND, L.P.
By:	Sentient Executive MLP 1, Limited, General Partner

By:
Name:
Title:

Exhibit 6.h

GENERAL RELEASE

This General Release (“General Release”) is being executed and delivered on October __, 2008, by and among AmerAlia, Inc., a Utah corporation (“AmerAlia”), Natural Soda Holdings, Inc., a Colorado corporation (“NSHI”), Natural Soda, Inc., a Colorado corporation (“NSI”), Robert van Mourik (“van Mourik”), and Bill H. Gunn (“Gunn”)(AmerAlia, NSHI, NSI, van Mourik and Gunn are referred to herein as the “AmerAlia Parties”) and is for the benefit of Sentient USA Resources Fund, L.P. (“Sentient LP ”), Sentient USA Resources Fund II, L.P. (“Sentient II LP”), Sentient Global Resources Fund III, LP (“Fund III”) and each of their Associated Parties (Sentient LP,  Sentient II LP and Fund III are referred to herein as the “Sentient Parties”).

Recitals

WHEREAS, the AmerAlia Parties and the Sentient Parties have entered into a Restructuring Agreement dated September ___, 2008 (the “Restructuring Agreement”);

WHEREAS, each of the AmerAlia Parties represents and warrants that he or it will receive direct and indirect benefits as a result of closing of the Restructuring Agreement and the transactions described therein and in order to induce the Sentient Parties to close those transactions, the AmerAlia Parties have agreed to provide this Release;

WHEREAS, the AmerAlia Parties are delivering this Release pursuant to the Restructuring Agreement;

WHEREAS, the AmerAlia Parties intend to waive and release all claims they or any of them has against the Sentient Parties and each of the other AmerAlia Parties; and

WHEREAS, notwithstanding the provisions of the preceding Recital, the parties to this General Release do not intend to release any of the Retained Rights (defined below).

Agreement

In consideration of the recitals, the covenants contained herein and in the Restructuring Agreement, and for other valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), the parties hereby covenant and agree as follows:

1.             Releases; Retained Rights.

(a)           Except for the Retained Rights, each of the AmerAlia Parties for themselves and each person under any of the AmerAlia Parties’ direct or indirect control, hereby generally, irrevocably, unconditionally and completely release and forever discharge each of the Sentient Parties and each of their Associated Parties (specifically including, but not limited to, Peter Cassidy, Mark Jackson, Sentient Resources USA, Inc., and Sentient Asset Management USA, Inc.) from, and each of the AmerAlia Parties hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims.

(b)           In addition, except for the Retained Rights, van Mourik and Gunn for themselves and each person or entity under the each of their direct or indirect control, hereby generally, irrevocably, unconditionally and completely release and forever discharge each of AmerAlia, NSHI and NSI and each of their Associated Parties from, and van Mourik and Gunn hereby irrevocably, unconditionally and completely waives and relinquishes, each of the Released Claims.

(c)           Each of the AmerAlia Parties generally, irrevocably, unconditionally and completely release, waive, and relinquish any and all rights of contribution, exoneration or any other similar right or claim to cause any of the other AmerAlia Parties to pay or reimburse any amounts owed as a result of this Release.

(d)           Nothing in this General Release, including the releases set forth in Sections 1(a), 1(b) and 1(c) above, is intended to or shall be construed as a release, acquittal, discharge, covenant not to sue or indemnity of any and all claims related to or arising from the Retained Rights.

2.             Definitions.

(a)           The term “Associated Parties” when used herein shall mean and include:  (i) the named party’s predecessors, successors, executors, administrators, heirs and estate; (ii) the named party’s past, present and future assigns, shareholders, partners, owners of partners, investors, direct and indirect parents, subsidiaries and affiliates, and all of their officers, directors, attorneys or legal representatives, agents and representatives; (iii) each entity that the named party has the power to bind (by the named party’s acts or signature) or over which the named party directly or indirectly exercises control; and (iv) each entity of which the named party owns, directly or indirectly, at least 50% of the outstanding equity, beneficial, proprietary, ownership or voting interests.

(b)           The term “Claims” shall mean and include all past, present and future disputes, claims, controversies, demands, rights, rights to appeal, liens, allegations, obligations, liabilities, actions and causes of action of every kind and nature (whether in law or equity), including: (i) any unknown, unsuspected or undisclosed claim; (ii) any claim or right that may be asserted or exercised by a Releasor in Releasor’s capacity as a stockholder, director, officer or employee or in any other capacity; and (iii) any claim, counterclaim, right or cause of action based upon any breach of any express, implied, oral or written contract or agreement.

(c)           The term “Releasee” means each party named in Section 1 as being generally, irrevocably, unconditionally and completely released and forever discharged.

(d)           The term “Released Claims” shall mean and include each and every Claim that (i) Releasor or any person under the direct or indirect control of the Releasor may have had in the past, may now have or may have in the future against any of the Releasees or any Associated Party of the Releasee, and (ii) has arisen or arises directly or indirectly out of, or relates directly or indirectly to, any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or prior to the date of this General Release. Notwithstanding the breadth of the definition of Claims and Released Claims, the parties do not intend to include any of the Retained Rights as part of the Released Claims.

(e)            The term “Releasor” means each party named in Section 1 as generally, irrevocably, unconditionally and completely releasing and forever discharging one or more Releasees.

(f)             The term “Retained Rights” shall mean and include: (i) any rights or obligations arising under this General Release, (ii) any rights or obligations arising under the Restructuring Agreement, (iii) rights under the Shareholders Agreement (iv) rights of indemnification under AmerAlia’s, NSHI’s and NSI’s charter documents, and (v) rights under the stock options and written obligations reflected on the financial statements of AmerAlia, NSHI and NSI which have been delivered to the Sentient Parties prior to the execution and delivery of this Release (e.g., rights as holders of debentures, notes, stock options and accrued but unpaid compensation).

3.             Representations and Warranties.  Each Releasor represents and warrants that:

(a)           No promise, representation, inducement, or agreement that is not expressed in this General Release has been made to any of the Releasors; none of the Releasors is relying on any promise, representation, inducement, or agreement in entering into this General Release except as expressly set forth in this General Release; and each of the Releasors has consulted with counsel of its own choosing prior to entering into this General Release and knowingly and freely enters this General Release without duress;

(b)           Releasor has not assigned, transferred, conveyed or otherwise disposed of any of its Released Claims against any of the Releasees, or any direct or indirect interest in any such Released Claims, in whole or in part;

(c)           to the best of the Releasor’s knowledge, no other person or entity has any interest in any of its Released Claims;

(d)           no person under the direct or indirect control of Releasor has or had any Claim against any of its Releasees or their Associated Parties;

(e)           no person under the direct or indirect control of Releasor will in the future have any Claim against its Releasees or their Associated Parties that arises directly or indirectly from or relates directly or indirectly to any circumstance, agreement, activity, action, omission, event or matter occurring or existing on or before the date of this General Release;

(f)           this General Release has been duly and validly executed and delivered by Releasor;

(g)           this General Release is a valid and binding obligation of the Releasor and persons under its direct or indirect control, and is enforceable against Releasor and each person under the Releasor’s control in accordance with its terms;

(h)           there is no action, suit, proceeding, dispute, litigation, claim, complaint or investigation by or before any court, tribunal, governmental body, governmental agency or arbitrator pending or, to the best of the knowledge of Releasor, threatened against Releasor or any person under Releasor’s direct or indirect control that challenges or would challenge the execution and delivery of this General Release or the taking of any of the actions required to be taken by Releasor under this General Release;

(i)           neither the execution and delivery of this General Release nor the performance hereof will (i) result in any violation or breach of any agreement or other instrument to which Releasor or any person under Releasor’s direct or indirect control is a party or by which Releasor or any person under Releasor’s direct or indirect control is bound, or (ii) result in a violation or any law, rule, regulation, treaty, ruling, directive, order, arbitration award, judgment or decree to which Releasor or any person under Releasor’s direct or indirect control is subject; and

(j)           the persons executing this General Release on behalf of the Releasors have full and complete authority to do so, and to make and give the promises, releases and covenants set forth in this General Release and no authorization, instruction, consent or approval of any person or entity is required to be obtained by Releasor or any person under Releasor’s direct or indirect control in connection with the execution and delivery of this General Release or the performance hereof.

4.             Indemnification.  Without in any way limiting any of the rights or remedies otherwise available to any Releasee, each Releasor, severally, shall indemnify and hold harmless each Releasee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee, charge or expense (including attorneys’ fees) that is directly or indirectly suffered or incurred at any time by such Releasee, or to which such Releasee otherwise becomes subject at any time, and that arises directly or indirectly out of or by virtue of, or relates directly or indirectly to, (a) any failure on the part of Releasor to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation, representation, warranty or other provision contained herein, or (b) the assertion or purported assertion of any of the Released Claims by Releasor or any of Releasor’s Associated Parties.

5.             Miscellaneous.

(a)           This General Release sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings among or between the Releasor and any of the Releasees relating to the subject matter hereof.  No modification of this General Release shall be binding, unless evidenced in writing and signed by an authorized representative of the person against which such modification is being asserted.  No breach of any provision of this General Release can be waived except in writing.  Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provisions hereof.

(b)           If any provision of this General Release or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (iii) such invalidity or enforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this General Release.  Each provision of this General Release is separable from every other provision of this General Release, and each part of each provision of this General Release is separable from every other part of such provision.

(c)           This General Release shall be construed in accordance with, and governed in all respects by, the laws of the State of Colorado (without giving effect to principles of conflicts of laws).

(d)           Any dispute, controversy, or claim arising under this General Release, including alleged breaches hereof and defaults hereunder, shall be resolved by arbitration in accordance with the comprehensive arbitration rules and procedures of JAMS then in effect.  Arbitration proceedings shall be held in Denver, Colorado, or some other mutually acceptable location, and arbitration awards may be enforced in any court of competent jurisdiction.  Arbitration shall be conducted by a single arbitrator selected by the parties who shall be qualified by training and experience to pass upon the matter of the dispute and shall not have to power to add to, ignore or modify any term or condition of this Agreement.  In the event the parties are unable to agree upon a single arbitrator within a thirty (30) day period, the arbitrator shall be selected by JAMS. The arbitration decision shall not go beyond what is necessary for the interpretation and application of this Agreement and shall be in writing and shall set forth findings of fact and conclusions of law, as appropriate, supported by a reasoned opinion.  The cost of such arbitration shall be borne as determined by the arbitrator; provided however, each party shall bear the costs of preparing and presenting its own case.

(e)           This General Release may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

(f)           Releasor shall execute and/or cause to be delivered to each Releasee such instruments and other documents, and shall take such other actions, as such Releasee may reasonably request for the purpose of carrying out or evidencing any of the actions contemplated by this General Release.

(g)           If any legal action or other legal proceeding relating to this General Release or the enforcement of any provision hereof is brought by Releasor or any Releasee, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements to the extent actually incurred (in addition to any other relief to which the prevailing party may be entitled).

(h)           This General Release shall inure to the benefit of the Releasees and their Associated Parties, their successors, representatives, agents, officers, directors, employees and assigns and shall be effective with respect to, and binding upon and enforceable against the Releasors and their Associated Parties.

(i)           Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(j)           Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this General Release.

(k)           As used in this General Release, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.”

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties have caused this General Release to be executed as of the date first above written.

AMERALIA, INC	NATURAL SODA HOLDINGS, INC.

By:	By:
Name:	Name:
Title:	Title:

NATURAL SODA, INC.

By:
Name:
Title:

Robert van Mourik, individually		Bill H. Gunn, individually